Exhibit 10.1

SECOND AMENDMENT TO SALE AND PURCHASE AGREEMENT

RETAIL MARKETING ASSETS MASSACHUSETTS, NEW HAMPSHIRE AND RHODE ISLAND

This SECOND AMENDMENT (the “Second Amendment”) to that certain Sale and Purchase Agreement, dated as of May 24, 2010, by and among EXXONMOBIL OIL CORPORATION, a New York corporation (“EMOC”), and EXXON MOBIL CORPORATION, a New Jersey corporation (“EMC” and, together severally with EMOC, “Seller”), and GLOBAL COMPANIES LLC, a Delaware limited liability company (“Purchaser”), as previously amended by a First Amendment to Sale and Purchase Agreement Retail Marketing Assets Massachusetts, New Hampshire and Rhode Island, dated as of August 12, 2010 (as amended, the “Purchase Agreement”), is made and entered into as of September 2, 2010 (the “Second Amendment Date”) upon the terms and conditions set forth herein.  When provisions herein apply to both or either Seller or Purchaser, they sometimes are referred to as “Parties” or “Party.”

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to transfer and assign to Purchaser, and Purchaser has agreed to accept and assume from Seller, certain assets and liabilities related to service station properties located in the States of Massachusetts, New Hampshire and Rhode Island; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, conditions and agreements set forth in this Second Amendment, and for other good and valuable consideration, the receipt and sufficiency of which hereby are mutually acknowledged, the Parties, intending to be legally bound, agree as follows:

1.               Section 6.4  Closing Costs is amended by adding the following to the end of that Section:  Seller hereby agrees to pay or credit at the Initial and at one or more of the Subsequent Closings, the sum of Two Million Five Hundred Fifty Thousand U.S. Dollars ($2,550,000.00) towards the Closing costs otherwise payable by Purchaser.  Such payment or credit shall be applied at the Initial Closing and at one or more of the Subsequent Closings in accordance with the final settlement statements for such Initial Closing and Subsequent Closings executed by Purchaser and Seller.  In consideration for such credit from Seller, Purchaser hereby:  (a) waives all objections to title and survey under Article V and any and all rights to terminate the Agreement as to any Property under Section 5.3.3 (b) waives any and all rights under Section 7.2 to remove any Property or Properties from the Agreement for environmental reasons, (c) acknowledges and accepts the limited terms remaining on the PMPA Franchise Agreements being assigned to Purchaser at the Initial Closing, (d) agrees to acquire the Sites which failed the Massachusetts Title V inspections in their “AS IS”

condition and to fulfill all statutory Title V requirements with respect to such Sites within the time period required by such statutory Title V requirements (a list of such sites is attached hereto as Schedule 1), and (e) agrees to obtain all necessary special use permits from applicable governmental authorities for Site #19478 located at 656 Boston Post Road in Marlborough, MA and Site # 10379 located at 815 Washington Street in Holliston, MA within three (3) months following the respective Closing for each such Site and to defend, indemnify and hold harmless the Seller Indemnified Parties for, from and against, without limitation, all Claims, liability, losses, expenses and costs incurred by Seller in connection with, resulting from, related to, arising out of, or attributable in any way to any Claim based on, arising out of or related to the failure of Purchaser to obtain all necessary special use permits from the applicable governmental authorities for such Sites..

2.               Exhibits.   Exhibits D, O, P, Q S, T, U, V-1 V-2 AND V-3, W, AA, BB and EE and Schedules H and Q to the Purchase Agreement are deleted in their entirety and replaced with Exhibits D, O, P, Q S, T, U, V-1 V-2 AND V-3 W, W-1, AA, BB and EE and Schedules H and Q attached hereto and incorporated herein by this reference.  Purchaser and Seller agree and understand that such Exhibits and Schedules may be amended prior to the Initial Closing and to each of the Subsequent Closings and as amended, shall be incorporated into the SPA by this reference.

3.               Section 7.4.4  Documents Executed at or Prior to Closing.  The first sentence of this Section 7.4.4 is amended to delete the reference to Section 7.3.4 and to substitute in its stead a reference to Section 7.3.

4.               Exhibit FF Liquidated Damages  The first sentence of Exhibit FF is hereby modified to read as follows:

In the event that the Brand Fee Agreement is terminated in accordance with its terms, in addition to any damages (liquidated or otherwise) payable under the Brand Fee Agreement, Purchaser shall pay to EMOC, as liquidated damages, an amount rounded to the nearest dollar, equal to: 0 cents times (the total volume of gallons attributable to all Properties and Dealer-Owned Service Stations transferred to Purchaser pursuant to this Agreement, as set forth in Exhibit 15 of the Brand Fee Agreement) times (the number of years, including any partial year, remaining in Purchaser’s 15-year obligation, described in Section 4.1.1 of this Agreement, after such termination).

5.               Dropped Sites.

a.               Site # 11847 located at 227 Andover Street in Peabody, Massachusetts is hereby removed from the Agreement and Purchaser and Seller hereby agree to modify the Purchase Price in Section 3.1 to deduct therefrom the amount of Six Hundred Seventy-seven Thousand U.S. Dollars

($677,000.00), which amount has been allocated for such Site #11847 on Exhibit A-4.  Exhibit A-1 Sub-market #2 is hereby amended by removing therefrom the following:

11847	227 Andover Street	PEABODY	MA	CODO	FEE	EMOC	SNACK SHOP

Exhibit A-4 Sub-market #2 is hereby amended by removing therefrom the following:

11847	$677	$267	$222	$188

b.               Site # 10368 located at 495 Pleasant Street, Attleboro, MA is hereby removed from the Agreement and Purchaser and Seller hereby agree to modify the Purchase Price in Section 3.1 to deduct therefrom the amount of Seventy Thousand U.S. Dollars ($70,000.00), which amount has been allocated for such Site #10368 on Exhibit A-4.  Exhibit A-3 Sub-market #6 is hereby modified by removing therefrom the following:

10368	495 PLEASANT ST	ATTLEBORO	MA	DOSS	Mobil Mart

Exhibit A-4 Sub-market #6 is hereby amended by removing therefrom the following:

10368	$70	0	0	0

6.               Additional Sites, Changed Allocations.

a.               Site # 13045, located at 273 E. Berkeley Street in Boston, Massachusetts is hereby added to the Agreement as one of the Properties and the Purchase Price in Section 3.1 is hereby increased by the amount of Two Million Nine Hundred Thousand U.S. Dollars ($2,900,000.00). Exhibit A-1 Sub-Market # 2 is hereby amended by adding thereto the following:

13045	273 E. Berkeley Street	BOSTON	MA	CODO	FEE	EMOC	Mobil Mart

Exhibit A-4 Sub-Market # 2 is hereby amended by adding thereto the following:

13045	$2,900	$1,500	$500	$900

b.               Site # 84118 located at 131 Commerce Way in Plymouth, MA was inadvertently omitted from Exhibit A-4.  Therefore Exhibit A-4 Sub-Market # 5 is hereby amended by adding the following:

84118	$0	0	0	0

c.               Site 11641 is located in both the Commonwealth of Massachusetts and the State of New Hampshire.  Therefore, the allocation on Exhibit A-4 for such Site 11641 is hereby amended to read as follows:

11641	$395,800MA $65,200 NH	$116,800 MA $65,200 NH	$151,000 MA $0 NH	$128,000 MA $0 NH

d.               The allocation on Exhibit A-4 for Site # 12422 is hereby modified to read as follows:

12422 Service Station	$340	$128	$112	$100
12422 House	$25	$15	$10	$0

7.               OTR Agreement.  Purchaser represents and warrants that as of the date hereof, Purchaser has executed with TMC Franchise Corporation an On the Run Franchise Agreement for the Sites currently branded On the Run as shown on Exhibit A-1 and Exhibit A-2, as modified by Exhibit L.

8.               Permits.  Seller and Purchaser acknowledge and agree that Purchaser shall operate Site #19478 in Marlborough, MA, Site # 10379 in Holliston, MA and Site # 11757 in Billerica, MA under permits that are in the name of Seller and are not assignable to Purchaser until such time as Purchaser is able to obtain new permits in Purchaser’s or Purchaser’s Affiliate’s name for such sites.  Without limiting any indemnification obligations of Purchaser under the Purchase Agreement, Purchaser hereby agrees to defend, indemnify and hold harmless Seller and all of the Seller Indemnified Parties for, from and against, without limitation, all Claims, liability, losses, expenses and costs incurred by Seller in connection with, resulting from, related to, arising out of, or attributable in any way to any Claim based on, arising out of or related to Purchaser’s operation or Purchaser’s franchisee’s operation of such sites without having the appropriate permits in Purchaser’s or Purchaser’s Affiliate’s name, including, without limitation, any and all fines, penalties, or impositions by

Governmental Authorities resulting from the failure of the Purchaser or Purchaser’s Affiliate or Purchaser’s franchisees to have the appropriate permits in the appropriate name as may be required by the Governmental Authority

9.               Closing Effective.  For all purposes of the Purchase Agreement the Initial Closing shall occur as of 9:30 a.m. on September 8, 2010.

10.             Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

11.             Counterparts.  This Second Amendment may be executed by the Parties in counterpart, each of which will be deemed an original.  Such counterparts together will constitute one and the same instrument.

12.             Governing Law.  This Second Amendment and the transactions contemplated herein and all disputes between the Parties under or related to this Second Amendment or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its conflicts of law rules.  Each Party: (a) irrevocably submits itself to the personal jurisdiction of the federal court for the Eastern District of Virginia in Alexandria, Virginia or, if federal jurisdiction is not available, to the jurisdiction of the Fairfax County Circuit Courts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Second Amendment, any of the transactions contemplated by this Second Amendment or any facts and circumstances leading to its execution or performance; (b) agrees that all claims in respect of such suit, action or proceeding must be brought, heard and determined exclusively in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts; (d) agrees not to bring any suit, action or proceeding arising out of our relating to this Second Amendment or any of the transactions contemplated by this Second Amendment in any other court; and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

13.             Entire Agreement, No Other Amendments.  The Purchase Agreement, as amended hereby, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the Parties in connection with the subject matter hereof, except as specifically set forth herein.  Except as expressly amended herein, the terms of the Purchase Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this Second Amendment has been executed by Seller and Purchaser and is made effective as of the Second Amendment Date.

EXXONMOBIL OIL CORPORATION, a New York corporation		GLOBAL COMPANIES LLC, a Delaware limited liability company

By:	/s/ D.J. Salamack	By:	/s/ Edward J. Faneuil

Name:	D.J. Salamack	Name:	Edward J. Faneuil

Title:	US Business Improvement Mgr	Title:	Executive Vice President

Date:	September 7, 2010	Date:	September 7, 2010

EXXON MOBIL CORPORATION, a
New Jersey corporation

By:	/s/ D.J. Salamack

Name:	D.J. Salamack

Title:	US Business Improvement Mgr

Date:	September 7, 2010